Exhibit 99.B(d)(2)(H)(vi)

February 27, 2009

Morgan Stanley Investment Management, Inc. d/b/a Van Kampen

Jim Stevens

522 Fifth Avenue

New York, New York 10036

Dear Mr. Stevens:

On Friday, January 30, 2009, the Board of Trustees (the “Board”) of ING Investors Trust approved the sub-adviser change for ING Van Kampen Real Estate Portfolio (the “Portfolio”). On Friday, January 30, 2009, the Board also voted to replace Morgan Stanley Investment Management, Inc. d/b/a Van Kampen (“Van Kampen”) as Sub-Adviser to the Portfolio.  Thus, the Portfolio Management Agreement with Van Kampen will terminate in accordance with Section 15 of the Agreement, effective May 1, 2009.

In the interim, representatives of Directed Services LLC will be contacting you to facilitate a smooth transition.  Further, the Board has mandated that the incoming and outgoing portfolio managers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders.  I know we can count on your cooperation in this regard.

Very truly yours,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Investors Trust

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investors Trust